AMENDMENT TO THE ADVISOR MANAGED PORTFOLIOS CUSTODY AGREEMENT THIS AMENDMENT effective as of the last date on the signature block, to the entered into by and between ADVISOR MANAGED PORTFOLIOS, a Delaware U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America RECITALS WHEREAS, the parties have entered into the Agreement; and WHEREAS, the parties desire to amend the Agreement to add a fund and fee schedule to the Agreement; and WHEREAS, Section 13(F) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees. NOW, THEREFORE, the parties agree as follows: 1. The Exhibit for Sound Capital Solutions LLC attached hereto, is hereby added to the Agreement. Except to the extent amended hereby, the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below. ADVISOR MANAGED PORTFOLIOS U.S. BANK NATIONAL ASSOCIATION By: By: Name: Title: Date: Russell Simon President 2/1/2024 Name: Title: Date: Gregory Farley Sr. Vice President February 12, 2024

DocuSign Envelope ID: 6120444F-1B67-49DD-91BA-5487408F9453

Exhibit for Sound Capital Solutions LLC
to the
Advisor Managed Portfolios Custody Agreement

Name of Series
Optimize Strategy Index ETF
The Trenchless Fund ETF

Base Fee for Custody Services

The following reflects the greater of the basis point fee or annual minimum[1] where Sound Capital Solutions LLC (the "Adviser") acts as investment adviser to the fund(s) in the Advisor Managed Portfolios Trust.

Annual Minimum per Fund[1]	Basis Points on Trust AUM[1]
[ ] for Funds 1-5	0.75 on the first [ ]
[ ] for Funds 6+	0.75 on the next [ ]
	0.50 on the balance

[1] Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

See **APPENDIX C** for Services and Associated Fees in addition to Base Fee
See Additional Global Sub-Custodial Services & Safekeeping Services in addition to the Base Fee
Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

All annual fees described in this fee schedule (including appendices) are calculated pro rata and billed monthly

Custody Services in addition to the Base Fee Portfolio Transaction Fees² [ ]- Book entry DTC transaction, Federal Reserve transaction, principal paydown [ ]- Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non- depository transaction [ ] - Option/SWAPS/future contract written, exercised or expired [ ] - Mutual fund trade, Margin Variation Wire and outbound Fed wire [ ]- Physical security transaction [ ]- Check disbursement (waived if U.S. Bank is Administrator) A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange. Miscellaneous Expenses All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity Additional Services Additional fees apply for global servicing. Fund of Fund expenses quoted separately. [ ]per custody sub - account per year (e.g., per sub -adviser, segregated account, etc.) Class Action Services - [ ] filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed [ ]. No charge for the initial conversion free receipt. Overdrafts - Charged to the account at prime interest rate plus 2%, unless a line of credit is in place. Additional fees will apply - Third Party lending Fees are calculated pro rata and billed monthly Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements). ² "Sponsor trades" are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be "Sponsor trades".

DocuSign Envelope ID: 6120444F-1B67-49DD-91BA-5487408F9453

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	18.00	[ ]	Hungary	18.00	[ ]	Portugal	3.00	[ ]
Australia	1.50	[ ]	Iceland	15.00	[ ]	Qatar	38.00	[ ]
Austria	1.70	[ ]	India	7.00	[ ]	Romania	30.00	[ ]
Bahrain	42.00	[ ]	Indonesia	6.00	[ ]	Russia	12.00	[ ]
Bangladesh	18.00	[ ]	Ireland	1.00	[ ]	Saudi Arabia	30.00	[ ]
Belgium	1.00	[ ]	Israel	10.00	[ ]	Serbia	60.00	[ ]
Bermuda	15.00	[ ]	Italy	1.00	[ ]	Singapore	1.35	[ ]
Botswana	24.00	[ ]	Japan	1.00	[ ]	Slovakia	20.00	[ ]
Brazil	7.00	[ ]	Jordan	40.00	[ ]	Slovenia	20.00	[ ]
Bulgaria	24.00	[ ]	Kenya	28.00	[ ]	South Africa	1.75	[ ]
Canada	1.20	[ ]	Kuwait	38.00	[ ]	South Korea	3.00	[ ]
Chile	13.00	[ ]	Latvia	15.00	[ ]	Spain	1.00	[ ]
China Connect	18.00	[ ]	Lithuania	15.00	[ ]	Sri Lanka	11.00	[ ]
China (B Shares)	10.00	[ ]	Luxembourg	1.25	[ ]	Sweden	1.25	[ ]
Colombia	30.00	[ ]	Malaysia	3.00	[ ]	Switzerland	1.25	[ ]
Costa Rica	15.00	[ ]	Malta	20.00	[ ]	Tanzania	45.00	[ ]
Croatia	18.00	[ ]	Mauritius	28.00	[ ]	Taiwan	8.00	[ ]
Cyprus	4.00	[ ]	Mexico	2.50	[ ]	Thailand	3.00	[ ]
Czech Republic	12.00	[ ]	Morocco	28.00	[ ]	Tunisia	38.00	[ ]
Denmark	1.25	[ ]	Namibia	30.00	[ ]	Turkey	9.00	[ ]
Egypt	18.00	[ ]	Netherlands	1.25	[ ]	UAE	35.00	[ ]
Estonia	6.00	[ ]	New Zealand	1.50	[ ]	Uganda	40.00	[ ]
Euroclear (Eurobonds)	1.00	[ ]	Nigeria	28.00	[ ]	Ukraine	30.00	[ ]
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	1.25	[ ]	United Kingdom	1.00	[ ]
Finland	1.50	[ ]	Oman	42.00	[ ]	Uruguay	45.00	[ ]
France	1.00	[ ]	Pakistan	24.00	[ ]	Vietnam	20.00	[ ]
Germany	1.00	[ ]	Panama	65.00	[ ]	West African Economic Monetary Union (WAEMU)**	38.00	[ ]
Ghana	25.00	[ ]	Peru	30.00	[ ]	Zambia	28.00	[ ]
Greece	4.00	[ ]	Philippines	3.50	[ ]	Zimbabwe	28.00	[ ]
Hong Kong	1.75	[ ]	Poland	8.00	[ ]			

*Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network. **Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin.

Global Custody Base Fee [ ] monthly base fee of per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions." Plus: Global Custody Transaction Fees¹ Global Custody transaction fees associate with Sponsor Trades². (See schedule above) A transaction is defined as any purchase/sale, free receipt / free delivery, maturity, tender or exchange of a security. Global Safekeeping and Transaction Fees (See schedule above) Global Custody Tax Services: [ ] per annum - Global Filing [ ] per annum - U.S. Domestic Filing (Only ADRs) Any client who does not elect for tax services (and does them themselves, would be charged an out of pocket expense per the normal process). Miscellaneous Expenses Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, central securities depository fees, securities market regulator fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, SWIFT reporting and message fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred. The client may also may be charged certain expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate. Fees are calculated pro rata and billed monthly ¹"Sponsor trades" are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be "Sponsor trades". schedule. Sound Capital Solutions LLC By: Name: Title: